Exhibit 99.1

Media: Victoria Streitfeld (973) 455-5281 victoria.streitfeld@honeywell.com	Investor Relations: Nicholas Noviello (973) 455-2222 nicholas.noviello@honeywell.com

HONEYWELL TENDERS FOR $500 MILLION 5.125% NOTES DUE NOVEMBER 1, 2006

MORRIS TOWNSHIP, N.J., March 9, 2006 - Honeywell (NYSE: HON) today announced that it has commenced a cash tender offer (the “Offer”) for any and all of its $500 million aggregate principal amount of 5.125% notes due November 1, 2006 (CUSIP No. 438516AM8) (the “Notes”).

The Offer is being made upon the terms and conditions set forth in the Offer to Purchase for Cash Any and All of its 5.125% Notes Due 2006 dated March 9, 2006 (the “Offer to Purchase”) and related letter of transmittal. The Offer will expire at 5:00 p.m., New York City time, on March 16, 2006, unless such date is extended (the “Expiration Date”). Tendered Notes may not be withdrawn after 5:00 p.m., New York City time on the Expiration Date, unless such date is extended. Settlement of each validly tendered Note is expected to be the first business day after the Expiration Date, or as soon as practicable thereafter.

The consideration to be paid for each $1,000 in principal amount of Notes validly tendered and accepted for payment will be $1,001.25, plus accrued and unpaid interest up to, but excluding, the date of settlement.

Honeywell’s obligation to accept and pay for the Notes validly tendered in the Offer is conditioned on, among other things, the successful offering of new notes (the “New Notes”) and that the net proceeds of the New Notes are sufficient to purchase the Notes validly tendered in the Offer.

Honeywell intends to finance the payment for the Notes tendered pursuant to the Offer with a portion of the proceeds raised from the New Notes. Honeywell has reserved the right to terminate, withdraw, amend or extend the Offer in its discretion.

Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC are acting as dealer managers (the “Dealer Managers”), Global Bondholder Services Corporation is acting as information agent (the “Information Agent”) and Deutsche Bank (Luxembourg) S.A. is acting as Luxembourg Agent (the “Luxembourg Agent”), each for the Offer. Holders of the Notes can obtain copies of the Offer to Purchase and related materials from Global Bondholder Services Corporation, 65 Broadway, Suite 704, New York, New York 10006, Attn: Corporate Actions. Banks and Brokers may call: (212) 430-3774. In addition, copies of the Offer to Purchase and related materials may be obtained at the office of the Luxembourg Agent, Deutsche Bank (Luxembourg) S.A., 2 Boulevard Konrad Adenauer, L1115 Luxembourg.

Questions regarding the solicitation can be directed to J.P. Morgan’s Liability Management Group at (866) 834-4666 (toll free) or (212) 834-4077 (collect).

Neither Honeywell, nor any Dealer Manager or the Information Agent or the Luxembourg Agent, make any recommendations as to whether holders should tender their Notes pursuant to the Offer, and no one has been authorized by any of them to make such recommendations.

Holders must make their own decisions as to whether to tender the Notes, and, if so, the principal amount of Notes to tender.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or an offer to sell any New Notes. The Offer is being made only pursuant to the terms of the Offer to Purchase, and the related letter of transmittal. In any jurisdiction where the laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed made on behalf of Honeywell by the Dealer Managers, or one or more registered broker or dealers under the laws of such jurisdiction.

FORWARD LOOKING STATEMENTS:

Honeywell is a diversified technology and manufacturing company, serving customers with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges.

This release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management's assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our annual report on Form 10-K and other filings with the Securities and Exchange Commission.